Exhibit 99.1

FOR IMMEDIATE RELEASE
December 23, 2015

KEARNY FINANCIAL CORP. ANNOUNCES APPOINTMENT OF TWO DIRECTORS TO THE BOARD OF DIRECTORS AND AN AMENDMENT TO ITS DIRECTORS CONSULTATION AND RETIREMENT PLAN

Fairfield, New Jersey – December 23, 2015.  Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today announced that the Company and the Bank expanded the size of their boards from nine to eleven members and appointed Raymond E. Chandonnet and Christopher D. Petermann as directors of the Company and the Bank, effective immediately.  Mr. Chandonnet will serve a term expiring at the 2016 annual meeting of stockholders.  Mr. Petermann will serve a term expiring at the 2017 annual meeting of stockholders.

Mr. Chandonnet is co-founding principal of Second Act Capital Partners, a financial advisory firm that provides consulting to financial services companies including banks, insurance companies and pensions funds, as well as business incubation services to companies seeking to develop and launch products designed for the financial industry.  Mr. Chandonnet co-founded Second Act Capital Partners in 2015 after retiring from Sandler O’Neill & Partners in 2014, where he had served as a partner and Chief Balance Sheet Strategist since 2007.  Prior to joining Sandler O’Neill, Mr. Chandonnet was head of Bank Strategy for JPMorgan Securities, Lehman Brothers, and First Union Capital Markets.  Mr. Chandonnet is a frequent publisher and speaker on a wide range of issues related to bank financial management and holds a Master’s Degree in finance from Bentley College Graduate School of Business in Waltham, MA and a Bachelor’s Degree in Computer Science from Merrimack College in North Andover, MA.

Mr. Petermann is a Partner of O’Connor Davies, LLP, a certified public accounting firm. Mr. Petermann is the Partner in Charge of O’Connor Davies, LLP’s New York City office and serves as Co-Partner-in-Charge for the Private Foundation Practice. He has over 30 years of specialized experience in accounting for exempt organizations and private foundations, as well as closely-held businesses and financial services entities. Mr. Petermann also holds a number of professional committee and community board positions. Mr. Petermann is a regular speaker on accounting, tax and governance matters and has also authored numerous articles for industry publications.  Mr. Petermann holds a Bachelor of Science degree in Business Administration from Bucknell University.

Craig L. Montanaro, President and Chief Executive Officer stated, “We are extremely pleased and fortunate to be able to attract such high caliber individuals to our Boards of Directors. Messrs. Petermann and Chandonnet both possess the knowledge, expertise and real world experience to assist our organization in enhancing its operations and earnings. They both possess core competencies that will add to the existing skill sets of our Board members.  We believe they both will help to continue to build our franchise and capitalize on the positive steps we have taken this year to improve our franchise, including our successful second step transaction.  The addition of these two new directors and the recent adjustments the Board has made to its compensation structure, demonstrates that the Board understands that as a growing fully public company it is necessary that our corporate governance and compensation practices evolve to keep pace with our growth as an institution and commensurate with our market capitalization.”

The Company also announced that it amended its Directors Consultation and Retirement Plan (the “DCRP”) to freeze the DCRP such that no additional DCRP benefits will accrue to any participants after December 31, 2015 and to revise the minimum age requirement for benefit vesting purposes.  Accordingly, the benefits payable to participating directors under the DCRP will not increase beyond the amounts fixed and accrued as of December 31, 2015.

About Kearny Financial Corp.

Kearny Financial Corp. is the holding company for Kearny Bank, which operates from its administrative headquarters building in Fairfield, New Jersey and 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. Shares of Kearny Financial Corp. trade on the NASDAQ Global Select Market under the symbol “KRNY.”

For further information contact:
Craig L. Montanaro
President and Chief Executive Officer
Kearny Financial Corp.
973-244-4500